Exhibit 10.2

The IP Investment Bank

ENGAGEMENT AGREEMENT
February 14, 2011

Richard Rutkowski
Chief Executive Officer
ClearSign Combustion Corporation
12201 Tukwila International Blvd.
Seattle, WA 98168

Re: Restructuring and Financing

Dear Mr. Rutkowski:

MDB Capital Group, LLC (“MDB”) intends to structure a series of transactions through which the capital structure of ClearSign Combustion Corporation (the “Company”) will initially be restructured, as mutually determined by MDB and the Company and, upon completion of these transactions, the Company will use its best efforts to list its shares of common stock directly on the OTC Bulletin Board, NASDAQ or AMEX (“Exchanges”).  In connection with the restructuring and listing, the Company will seek private and public offering financing, and MDB shall assist the Company in such intended financings as set forth herein.

This engagement agreement (the “Agreement”) sets forth the terms and conditions by which MDB will provide financial advisory and other professional services to the Company in relation to the series of transactions set forth herein. MDB will act (1) as the Company’s exclusive investment banker regarding a possible merger/acquisition/reorganization/distribution of shares transaction involving another company (“Merger Transaction”), possibly with a shell company (“Shell”), (2) as the Company’s exclusive placement agent to assist it in one or more private offerings of its securities (“Private Placement”) on a “best-efforts” basis, and (3) as the Company’s underwriter for any public offering of its securities (“Underwritten Offering”) pursuant to the terms and conditions as set forth herein.

1.           Merger Transaction.  MDB will act as the Company’s exclusive Investment Banker respecting matters relating to any Merger Transaction involving the Company.  These services include, but are not limited to, the following: (i) identifying any necessary third parties for such transaction, (ii) overall control and coordination of the process; (iii) undertaking activities related to the collection and analysis of due diligence; (iv) interacting with shell principals and negotiating a definitive purchase agreement; (v) financial analysis including valuation analysis; and (vi) managing the interrelationship of legal and accounting activities to ensure the transaction moves according to the expected time table.  MDB will also advise the Shell, if one is used, with respect to structuring the Merger Transaction.  The Merger Transaction is subject to the satisfaction of due diligence on the part of both the Company and MDB.  However, the Company and any Shell must meet MDB’s reverse and forward merger qualification standards (as defined by MDB and the intended Exchange) prior to initiating the overall transaction.

MDB Capital Group LLC • 401 Wilshire Boulevard • Suite 1020 • Santa Monica, CA 90401 • 310.526.5000 • www.mdb.com

Engagement Agreement

February 14, 2011

Any Shell that may be used will be subject to approval by MDB and the Company, and the terms of the Merger Transaction will be negotiated with the involvement of MDB.  If the terms are determined by MDB to be disadvantageous to the overall structure of the reorganization and the Company’s ability to obtain financing, MDB may act to cancel this engagement.  If the Company determines, based on a review of all material factors including MDB’s fee structure, that any specific Merger Transaction proposed by MDB is less advantageous to the Company than pursuing a Private Placement or Underwritten Offering without a Merger Transaction, then the Company shall be under no obligation to enter into the proposed Merger Transaction.

2.           Exclusive Placement Agent.  MDB will act as the Company’s exclusive placement agent and matters relating to the financing of its business.  The Company proposes to raise up to an aggregate of $23,000,000 of capital (collectively referred to herein as the “Financings”) involving the issuance equity and equity based securities of the Company (“Securities”).  It is anticipated that the Company will raise capital according to the following schedule (the “Schedule”):

Stage	Amount	Timing

Pre-Listing Financing	Up to $3,000,000	Closes prior to Merger Transaction

Underwritten Offering or PIPE* Financing	$5,000,000 to $20,000,000	Closes in conjunction with Listing on an Exchange

* Private investment in public equity

The proposal for the national exchange listing and the Financings is contingent upon the Company selecting a qualified auditor that is reasonably deemed satisfactory to MDB, the Company providing proper documentation as required by the parties thereto for each Financing, associated legal opinions to MDB and to investors.

Engagement Agreement

February 14, 2011

3.           Term.  The term of this Agreement shall be for the last to occur of either (a) a period of nine months from the date of execution hereof (the “Effective Date”) or (b) the completion of the Pre-Listing Financing as referenced in the Schedule.  This Agreement will automatically renew for additional thirty (30) day periods unless cancelled with 30 days advance written notice by either party.  For any transaction that is in process at the time of termination, the Company agrees to pay MDB all of the cash fee compensation agreed upon herein as if the transaction had closed once such transaction closes.  This Agreement may be cancelled by either party after three months from the Effective Date upon the giving of a 30 day advance written notice to the other party.  MDB agrees that the Agreement can be terminated by the Company, at its sole discretion, should a Merger Transaction or the Pre-Listing Financing not be signed within 30 days from the Effective Date.  Both the Company and MDB agree to cooperate in a mutually beneficial manner to complete the Merger Transaction or Pre-Listing Financing within 30 days of the Effective Date.  Should a Merger Transaction or Pre-Listing Financing agreement not be signed within this 30 day period, through no fault of MDB, the Company agrees to extend this Agreement to a mutually-agreed date with such extension not to be less than 15 days.

4.           Company Responsibilities.  The Company represents and warrants to MDB that any and all information provided in connection with any transaction that may be initiated under the terms and conditions of this Agreement, including but not limited to a business plan, private placement memorandums, correspondence and collateral material, whether it is for or to anyone connected with the transactions contemplated hereby or distributed to outside parties in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  The Company agrees and acknowledges that any and all due diligence conducted by MDB is for the sole benefit and use by MDB and will not and cannot be relied on by any other person or entity and all prospective investors will conduct their own due diligence prior to participating in the transaction.

The Company agrees to refer to MDB any and all investors, lenders and/or any other interested person or entity in a transaction with the Company (other than day to day, ordinary course of business contacts) to which the Company has or will come in contact for discussion and negotiation.

5.           Fees and Expenses.

A.           Merger Transaction.  No fees shall be due from the Company to MDB or its Designees in the event of a Merger Transaction.

Engagement Agreement

February 14, 2011

B.           Financing Fees.  In the event that MDB acts as a placement agent with respect to any Financing for the Company, including the Pre-Listing Financing and any subsequent Financings, the Company shall pay to MDB a fee equal to ten percent (10.0%) of the gross amount of funds raised .  This fee shall be paid to MDB concurrent with each closing of any financing (each such event a “Closing” and all such events together “Closings”) and shall be paid either in cash or in shares of the Company’s stock of the same description issued pursuant to the Financing (the “Placement Agent Equity”), the determination of which shall be at the sole discretion of MDB.  The calculation of the number of shares of the Company’s stock to be issued to MDB or its Designees (as defined and provided for herein) shall be based on a value for these shares equal to the value of such shares issued to investors pursuant to the relevant Financing.  All cash fees due to MDB shall be paid to MDB directly from the proceeds of the relevant Financing at each Closing.  Additionally, MDB or its designees (as provided for herein) will be issued warrants (“Placement Warrants”) to purchase an equity interest of the Company equal to ten percent (10.0%) of the securities issued to investors pursuant to such Financing, including, but not limited to securities issued to investors at a Closing.  These Placement Warrants shall be exercisable for a period of five (5) years at the per share price (or equivalent) of securities sold in the related Financing and shall contain weighted-average price-based anti-dilution provisions.  The equity underlying the Placement Warrants and any Placement Agent Equity will have standard demand and piggyback registration rights, and the Placement Warrants will have cashless exercise provisions.  For clarification, the Company is not obligated to engage MDB to act as its Private Placement agent, except as provided for herein, but to the extent that MDB finds investors in connection with a private placement by the Company, the Company will pay the above consideration.

C.           Expenses.  MDB will incur various fees and expenses for travel. professional advisors, and agents, including, but not limited to, legal, accounting and analyst fees, all of which fees and expenses shall be reimbursed by the Company to MDB.  The fees of professional advisors incurred by investors may be deducted by such investors from the proceeds of any Financings.

Legal fees may include review of the listing application onto any Exchange, review of Private Placement documentation, preparation of securities agreements, review of structure documentation, and review of registration statements.  Accounting fees may include review of GAAP accounting treatment of financial statement disclosure, controls and procedure issues and SEC responses. The fees and expenses of the professional advisors to and agents of MDB may be required to be paid in advance, on a retainer basis, in which case the Company will advance such funds.  All such fees and expenses will be reasonable, and generally discussed with the Company in advance, however, there may be times when advance consultation and agreement may not be reasonable, in which case the decision of MDB to incur the fee and expense will be deemed authorization by the Company to incur the fee and expense for which the Company will be responsible.

MDB shall submit an invoice to the Company delineating these expenses in reasonable detail.  MDB shall provide appropriate documentation for all individual expense items in excess of $100.  Expenses incurred in a foreign currency shall be converted by MDB to U.S. dollars when submitting the invoice using a reasonable and appropriate exchange rate.  The Company shall reimburse these expenses within thirty (30) days after receipt of an invoice.

Engagement Agreement

February 14, 2011

D.           General.  All forms of compensation set forth in this agreement are due and payable to MDB with respect to any completed transaction by and between the Company and any person or entity and their affiliates having previously met with, spoken to and/or introduced by MDB for the period from the execution date of this Agreement through the end of the 24th month following the termination date of this Agreement, after giving effect to any and all extensions to this Agreement.

All consideration payable to MDB pursuant to the terms and conditions of this Agreement, are due and payable on or before its respective due date. MDB, as an accommodation, may present the Company with an invoice for such amounts due, however payment is not subject to the receipt of an invoice. This Agreement shall serve as the Company’s documentation for payment processing and remittances.

At the written request of MDB, the Company shall pay a portion of any stock or warrant fees or other consideration which are due to MDB to certain designated persons affiliated with MDB (“Designees”).

6.           Company Expenses.  The Company is responsible for all costs related to the Merger Transaction, listing, Shell acquisition and Financings, which may include, but is not limited, to the Company’s legal fees, printing and reproduction costs, accounting and other professional services, Blue Sky and SEC registration fees and expenses, road show and travel related expense (any road show and travel related expenses must be approved by the Company) and miscellaneous out-of-pocket expenses incurred in connection with this Agreement.

7.           Approval of Professionals.  MDB and the Company will mutually agree upon the retention of all professionals related to the transactions contemplated herein (Merger Transaction, Shell, private placements, and the Underwriting Offering) including but not limited to counsel to the Company, outside accountants to the Company, and investor relations firm(s).

8.           Exclusive Agency.  MDB is hereby engaged as the Company’s exclusive agent respecting all investment banking services that may be required by the Company related to the Merger Transaction and Financings contemplated by this Agreement.

9.           Future Investment Banking Roles.  The Company agrees that if, during the period of its engagement hereunder or at any time within 12 months following the Closing of the contemplated Merger Transaction or listing on a national exchange or any Financing, whichever is earliest, the Company determines to raise additional capital (other than as set forth herein) by means of a public offering or private placement of equity, debt and/or convertible securities, MDB shall have the right to act as the lead underwriter or placement agent with respect to such financing.  Any decision by MDB to act in such capacity will be documented in a separate agreement or amendment hereto, which would include, among other things, customary fees, indemnification of MDB, the terms of any such financing, conditions precedent including due diligence, and current conditions, and customary representations and warranties.

Engagement Agreement

February 14, 2011

During the term of this Agreement or at any time within 12 months following the Closing of the contemplated Merger Transaction or listing on a national exchange or any Financing, whichever is earliest, if the Company or any of its affiliates proposes (i) to dispose of an interest in any material assets or businesses of the Company (including sale or merger of the Company) other than in the ordinary course of business, or (ii) to acquire or purchase any material interest or investment in any other company or business, MDB shall have the right, at its sole discretion, to act as exclusive financial advisor to the Company with respect to such transaction. Any decision by MDB to act as exclusive financial advisor with respect to such proposed disposition or acquisition transaction will be documented in a separate agreement or amendment hereto, which would include, among other things, the terms of any such transaction, provisions for customary fees for transactions of similar size and nature, indemnification of MDB, conditions precedent including due diligence, and customary representations and warranties.

10.         Blue Sky and SEC Filings.  In connection with any private offerings, the Company is responsible for making and paying for all required state and federal filings, the failure to make will result in a material breach of this Agreement.  As such, the Company will file such required state and federal notices under Regulation D or Regulation S, as may be required to provide for the perfection of those provisions of the law to the particular offering. Once filed, the Company will provide to MDB a copy of any such Form D and other filings as filed.

11.         Representations and Warranties.  The Company represents and warrants to MDB that: the Company will not cause or knowingly permit any action to be taken in connection with any private placement in which MDB acts as agent which violates the Securities Act of 1933 or any state securities laws; the Company will cooperate with MDB so as to permit any private placement to be conducted in a manner consistent with the applicable state and federal securities laws; that all information and statements provided by the Company and included in, but not limited to, any private placement memorandums, business plans, correspondence and any and all collateral material will be true and correct; that any private placement memorandum will not be misleading or violate the anti-fraud provisions of the Securities and Exchange Act of 1934; current Company management, as disclosed to MDB, will continue in place after a Financing for a reasonable period of time; there will be included in any private placement memorandum the full, updated financial statements of the Company for the last three fiscal years or for such shorter period as the Company was in existence and the latest unaudited comparative quarterly or other interim financial statements; the financial statements will fairly reflect the financial condition of the Company and the results of its operations at a time and for the periods covered by such financial statements in accordance with United States GAAP, and such statements will be substantially as heretofore represented to MDB; the Company does not know of any undisclosed facts that could adversely affect any private placement by the Company; the Company will immediately disclose to MDB, in writing, any new facts as they may arise that may adversely affect the private placement or disclosure therefore;  and the Company will prepare and deliver to MDB its most recent estimate of sales, earnings, and cash flow and agrees to update those estimates on a monthly basis during the offering period of any private placement. The Company agrees to indemnify and hold MDB and its attorneys, accountants, agents and employees, officers and directors, free and harmless from any liability, cost and expense, including attorneys' fees in the event of a breach of this representation and warranty.

Engagement Agreement

February 14, 2011

12.         Indemnification.  In consideration of the services to be provided by MDB under this Agreement, the Company shall:

Indemnify and hold harmless MDB and any of its members, directors, officers, employees, consultants, advisors, or agents (each individually an “Indemnified Person”) from and against any losses, claims, damages or liabilities to which such Indemnified Person may become subject arising out of our in connection with the rendering of services by MDB hereunder, except to the extent that such losses, claims, damages or liabilities are determined in judicial rulings to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person and advance and reimburse such Indemnified Person for reasonable legal and other expenses as they are incurred, that arise in connection with investigating, preparing to defend or defending any lawsuit, claim or proceeding and any appeals therefrom arising in any manner out of or in connection with the rendering of services by MDB, provided, however that in the event a final judicial determination is made to the effect specified above, such Indemnified Person will promptly remit to the Company any amounts advanced or reimbursed under the section.

The Company and MDB agree that (i) the indemnification and reimbursement commitments set forth above shall apply whether or not such Indemnified Person is a named party to any such lawsuit, claim or other proceeding; and (ii) promptly after receipt by the Company’s legal counsel or board of directors, the Company will immediately disclose to MDB, in writing, any new facts as they may arise that may adversely affect the transactions contemplated herein. This indemnification shall survive any termination of this Agreement.

13.         Conditions of Performance by the Investment Banker.  Notwithstanding anything to the contrary set forth hereinabove, the performance of the obligations of MDB as provided in this Agreement is specifically subject to and conditioned upon the completion of in-depth investigative procedures and continuing due diligence requirements relative to each Financing, with satisfactory reports about the Company, about its directors and officers and about the Company’s operations and general performance (also referred to as “due diligence” procedures).  The obligations of MDB are also subject to compliance with this Agreement and to market conditions, including general market conditions and market conditions relative to the Company. MDB will determine, in its sole discretion, the determination and interpretation of any and all information provided as a result of the due diligence procedures and the market conditions.

14.         Conflict of Interest.  The Company hereby expressly acknowledges and waives any claims or conflicts of interests relating to the matters set forth in the following paragraph.

Engagement Agreement

February 14, 2011

MDB has been and will attempt to continue to be retained by other companies in various capacities, including, without limitation, general business consulting, capital raising, mergers, acquisitions, joint ventures, distribution agreements, product line acquisitions, product line divestitures, and strategic planning.  MDB may have existing relationships with many companies, including some that may be contacted for the purpose of forming a relationship with the Company or entering into a transaction with the Company.  MDB may receive compensation from these companies for services.  In the event that MDB provides or has provided services to another party in connection with a transaction with the Company, MDB will notify the Company in writing.  MDB will not be required to offer to the Company all opportunities of which it becomes aware, and the decision to offer an opportunity to the Company known to MDB will be in its sole discretion.

15.         Notices. Any notice or other communication required or permitted to be given to any party hereunder with respect to the Term of this Agreement shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party.  Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) reputable overnight courier.  Any notice or other communication will be deemed to have been duly given (i) on the fifth day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of service if served personally or (iii) on the business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed:

If to the Company:	If to MDB:

Richard Rutkowski	Christopher A. Marlett
Chief Executive Officer	Chief Executive Officer
ClearSign Combustion Corporation	MDB Capital Group LLC
12201 Tukwila International Blvd.	401 Wilshire Blvd - Suite 1020
Seattle, WA 98168	Santa Monica, CA 90401

16.         Successors.  This Agreement is binding upon the parties hereto and their respective permissible assigns, successors, heirs and personal representatives, and shall inure to their benefit.

17.         Assignment.  Except with respect to the payment of any fees due to MDB, as provided for herein, neither this Agreement nor any right pursuant hereto nor interest herein shall be assignable by any of the parties hereto without the prior written consent of the other parties hereto, except as expressly permitted herein.

18.         Governing Law and Jurisdiction.  This Agreement shall be governed and construed and enforced in accordance with the laws of the State of California applicable to agreements to be entered into and entirely performed in such State, and subject to the exclusive jurisdiction of state and federal courts located in the County of Los Angeles, California.  The prevailing party shall be entitled to recovery of costs, fees (including attorneys’ fees) and taxes paid or incurred in obtaining judgment.  Further, any costs, fees or taxes incurred in enforcing any judgment shall be fully assessed against and paid by the party against whom the judgment is to be enforced.

Engagement Agreement

February 14, 2011

19.         Waiver and Amendment.  No waiver, amendment or modification of any provision of this Agreement shall be effective unless consent by both parties in writing. No failure or delay by either party in exercising any rights, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy.  Any terms and/or conditions of this Agreement may be waived at any time, pursuant to this section, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.

20.         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

21.         Section Headings; Defined Terms.  Numbered and titled section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

22.         Entire Agreement.  This Agreement and any exhibits herein incorporated and attached hereto supersede all prior and contemporaneous negotiations with respect to the subject matter hereof, terminate all prior agreements (whether written or oral) with respect to the subject matter hereof rendering such agreements null and void, and constitute the entire understanding among the parties with respect to the subject matter hereof.

23.         Miscellaneous.  The obligations of the parties pursuant to Sections 5 (Fees and Expenses), 9(Future Investment Banking Roles) 12(Indemnification), 15(Notice), and 18(Governing Law and Jurisdiction) shall survive the termination of this Agreement.

This Agreement shall be deemed drafted by both parties so as to avoid any negative inferences that may be drawn against the drafter by a court of law.  This Agreement is the result of extensive negotiations between the parties and reflects the terms requested by both parties after said negotiations.

This Agreement may be executed in counterparts and all counterparts containing original signatures may together be considered as the original of this Agreement.  An executed facsimile or Adobe Acrobat PDF file shall be deemed an original.

Engagement Agreement

February 14, 2011

Very truly yours,

MDB CAPITAL GROUP LLC

By:	/s/ Robert M. Levande
Robert M. Levande
Sr. Managing Director

Accepted and agreed to
this 14th day of February, 2011

ClearSign Combustion Corporation

By:	/s/ Richard Rutkowsk
Mr. Richard Rutkowski
Its: Chief Executive Officer